February 27, 2017

Mr. John D. Nichols, Jr.
[Address]

Re: Notice of Resignation and Agreement Regarding Separation

Dear Jay,
This letter will confirm the agreement (the “Separation Agreement”), dated as of the date set forth above (the “Execution Date”), that has been reached with you in connection with your resignation from employment with AXIS Specialty U.S. Services, Inc. (the “Company”). You and the Company make this Separation Agreement for and in consideration of the exchange of promises and the payments and benefits recited herein.
1.Notice of Resignation. The Company hereby acknowledges your resignation effective March 31, 2017 and hereby waives any contractual or statuary notice period. For purposes of this Separation Agreement, the “Departure Date” shall be the earliest of (i) March 31, 2017, or (ii) your death.

2.Notice Period; Transition and Cooperation.

a.     During the period (or any portion therof) commencing on the date hereof and ending on the Departure Date (the “Notice Period”), the Company may, in its absolute discretion, (A) require you to continue to perform all of your job duties or to perform only such duties as it may allocate to you, (B) require you not to perform any of your duties, (C) require you not to have any contact with customers or clients of the Company nor any contact (other than purely social contact) with such employees of the Company as the Company shall determine, and (D) exclude you from any premises of the Company. If the Company elects to take any such action, such election shall not constitute a breach by the Company of this Separation Agreement and you shall not have any claim against the Company in connection therewith so long as, during the Notice Period, the Company continues to pay to you your accrued and unpaid base salary, afford you all the employee benefits to which you may be entitled under, and in accordance with the terms of, the employee benefit plans in which you participate and otherwise comply with the terms of this Separation Agreement.

b.    Notwithstanding the foregoing, from the date hereof up and until the Departure Date, you are expected to make yourself available to devote your time, attention, skills and ability to the performance of the tasks and duties set forth in the Statement of Work attached hereto as Exhibit A, as directed by the Chief Executive Officer of AXIS Capital Holdings Limited (“ACHL”), in his discretion, and shall faithfully and diligently endeavor to promote the business and best interests of the Company, ACHL and its subsidiaries and affiliates.

3.Resignations, General Release and Waiver. You hereby resign from any and all directorships and other offices that you hold in connection with your employment with the Company (including any directorships with subsidiaries or other affiliates of ACHL or the Company, including, but not limited to Harrington Reinsurance Holdings Limited and Harrington Re Ltd.), effective as of the date hereof. You further agree to execute any additional documents as may be requested by the Company to effect your resignation from all such positions. You also agree to execute and deliver to the Company a General Release and Waiver on, and effective as of, the Departure Date, in the form attached to this Agreement as Exhibit B.

4.Payments and Benefits during Notice Period. During the Notice Period, and provided that you are in compliance with your obligations hereunder, the Company will pay to you your accrued and unpaid base salary and housing allowance through the Departure Date, any bonus awarded by the ACHL Compensation Committee in respect of 2016 performance but not yet paid as of the Departure Date and an amount equal to such reasonable and necessary unreimbursed business expenses incurred by you on behalf of the Company on or prior to the Departure Date (provided that such reimbursements must be requested not later than ninety days after the expense was incurred), and will afford you all the employee benefits to which you may be entitled under, and in accordance with the terms of, the employee benefit plans in which you participate. You will also receive an equity award for 2016 performance as was previously communicated to you. Any unvested restricted shares previously awarded to you by the Company that vest during the Notice Period will continue to vest in accordance with the terms of the applicable award agreements.

5.Severance Payments. Provided that you have not voluntarily terminated employment with the Company prior to the Departure Date or commenced employment with another entity prior to the Departure Date and in consideration for your execution of and compliance with the terms and conditions of this Separation Agreement including, but not limited to, your consent to the General Release and Waiver attached hereto and the expiration of the statutory revocation period without revocation by you, and conditioned on your continued satisfactory performance of your duties and responsibilities as an employee, including but not limited to those set forth in the Statement of Work, the Company shall pay to you the severance payments identified in this Section 5. You agree that these payments are in lieu of any and all amounts that you might otherwise claim from the Company and you hereby waive any claim of right to any payment, right or benefit other than those set forth in this Separation Agreement or any vested plan benefit under a plan maintained by the Company.

a.
$2,905,397, less tax and payroll withholding required by law, as set forth on Exhibit C hereto, payable in a lump sum as soon as practicable following the Departure Date, but no later than the sixtieth (60th) day following the Departure Date; and

b.
An amount to compensate you for all accrued and unused vacation time as of the Departure Date consistent with the Company’s policies and procedures as set forth in the Company’s employee handbook, which amount will be payable in a lump sum as soon as practicable following the Departure Date, but no later than the sixtieth (60th) day following the Departure Date.

Additionally, the Company will provide that:

c.	Notwithstanding the terms of any applicable award agreements, all of your outstanding and unvested restricted shares or restricted stock units granted under the Long-Term Equity

Compensation Plan (a complete list of which is attached hereto as Exhibit D), determined as of the Departure Date, will vest as of the Departure Date.

d.
The Company will also provide or reimburse you for the reasonable expense of tax return preparation and assistance for tax years 2016 and 2017 in a manner similar to similarly situated executives in connection with your relocation from Switzerland to the United States. Any such expense shall be pre-approved by the Company.

6.Confidential Information.

a.As an executive of the Company, you will have learned or have had access to, or may have assisted in the development of, highly confidential and sensitive information and trade secrets about the Company, its operations, its subsidiaries and affiliates, its employees, and its customers, which are the property of the Company. Such Confidential Information and Trade Secrets include but are not limited to: (i) financial and business information relating to the Company, such as information with respect to costs, commissions, fees, profits, expenses, sales, markets, mailing lists, strategies and plans for future business, new business, product or other development, potential acquisitions or divestitures, and new marketing ideas, (ii) product and technical information relating to the Company, such as product formulations, new and innovative product ideas, methods, procedures, devices, machines, equipment, data processing programs, software, software codes, computer models, and research and development projects, (iii) customer information, such as the identity of the Company’s customers, the names of representatives of the Company’s customers responsible for entering into contracts with the Company, the amounts paid by such customers to the Company, specific customer needs and requirements, specific customer risk characteristics, policy expiration dates, policy terms and conditions, information regarding the markets or sources with which insurance is placed, and leads and referrals to prospective customers, (iv) personnel information, such as the identity and number of the Company’s other employees, their salaries, bonuses, benefits, skills, qualifications, and abilities, (v) any and all information in whatever form relating to any client or prospective customer of the Company, including but not limited to, its business, employees, operations, systems, assets, liabilities, finances, products, and marketing, selling and operating practices, (vi) any information not included in (i) or (ii) above which you know or should know is subject to a restriction on disclosure or which you know or should know is considered by the Company or the Company’s customers or prospective customers to be confidential, sensitive, proprietary or a trade secret or is not readily available to the public, and (vii) intellectual property, including inventions and copyrightable works. Confidential Information and Trade Secrets are not generally known or available to the general public, but have been developed, compiled or acquired by the Company at its great effort and expense. Confidential Information and Trade Secrets can be in any form: oral, written or machine readable, including electronic files, but shall not include any information known generally to the public or within the Company’s industry.

b.     You acknowledge and agree that the Company is engaged in a highly competitive business and that its competitive position depends upon its ability to maintain the confidentiality of the Confidential Information and Trade Secrets which were developed, compiled and acquired by the Company at its great effort and expense. You further acknowledge and agree that any disclosing, divulging, revealing, or using of any of the Confidential Information and Trade Secrets, other than in connection with the Company’s business or as appropriate to carry out your duties for the Company and its affiliates, will be highly detrimental to the Company and cause it to suffer serious loss of business and pecuniary damage.
c.    Accordingly, you agree that you will not, while associated with the Company and for so long thereafter as the pertinent information or documentation remains confidential, for any purpose whatsoever, directly or indirectly use, disseminate or disclose to any other person, organization or entity Confidential

Information or Trade Secrets, except as appropriate to carry out your duties as an executive of the Company and except (i) as expressly authorized by the Chief Executive Officer of the Company, (ii) appropriate to enforce the terms of this Agreement, or (iii) required by law or legal process; provided, that you give notice to the Company promptly on becoming aware of any obligations to disclose such information under this provision, and not less than ten days prior to making any such disclosure.
d.    Prior to the Departure Date, you will return to the Company (i) any originals and all copies of all files, notes, documents, slides (including transparencies), computer disks, printouts, reports, lists of the Company’s clients or leads or referrals to prospective clients, and other media or property in your possession or control which contain or pertain to Confidential Information or Trade Secrets, and (ii) all property of the Company, including, but not limited to, supplies, keys, access devices, books, work papers and notebooks, identification cards, computers, telephones and other equipment.

7.Non-Solicitation of Employees. Except with prior written permission of the Company, you shall not, directly or indirectly (individually or on behalf of other persons), during your employment with the Company or any of its affiliates and for a period of one (1) year following the Departure Date for any reason, hire, offer to hire, entice away or in any manner persuade or attempt to persuade any officer, employee or agent of the Company or any of its affiliates (including the Company and any subsidiary). This restriction shall apply only to those officers, employees and agents of the Company or its affiliates with whom you had contact or about whom you learned confidential information or trade secrets during the two (2) years prior to the Departure Date.

8.Non-Solicitation of Customers. You acknowledge and agree that by reason of your senior executive position with the Company, you gained knowledge of confidential information and trade secrets regarding the Company’s current and prospective customers, clients and brokers. You agree that, for a period of one (1) year following the Departure Date, you will not, without prior written permission of the Company, directly or indirectly solicit or entice away any current or prospective customers, clients or brokers of the Company or any of its affiliates. This restriction shall apply to those current or prospective customers, clients and brokers of the Company with whom you had contact or about whom you learned confidential information or trade secrets during the two (2) years prior to the Departure Date. For the purposes of this Section, the term “contact” means interaction between you and the customer, client or broker which took place to further the Company’s or any of its affiliates’ business relationship. For purposes of this Section, the term “contact” with respect to a “prospective” customer, client or broker means interaction between you and a potential customer, client or broker of the Company or any of its affiliates which takes place to a business relationship with such potential customer, client or broker.

9.Non-Competition. You acknowledge and agree that that the Company is engaged in a highly competitive and global business, and that by virtue of the senior executive position you held with the Company, and your knowledge of and access to trade secrets and other confidential information belonging to the Company, engaging in a business which is directly competitive with the Company will cause it great and irreparable harm. Accordingly, and in consideration for the substantial payments to be made to you under this Agreement, you agree that, except with prior written permission of the Company, you shall not, during the Notice Period and for a period of one (1) year following the Departure Date, directly or indirectly (individually or on behalf of other persons) own, manage, operate, engage in, or control, or be employed in a capacity similar to the positions you held with the Company, or render consulting or other services to, any person, firm or corporation engaged in the insurance or reinsurance business or any other business in which the Company is, or has announced an intention to become, engaged in at any time during your employment with the Company. In recognition of the global nature of the Company’s business which includes the sale of its products and services globally, this restriction shall apply in Bermuda, Zurich, Switzerland and throughout the United States of America. Nothing contained in this

Section 9 shall be deemed to prohibit you from (i) acquiring, solely as a passive investment, no more than 5% of the total outstanding securities of any publicly-held corporation except with prior written permission of the Company. You acknowledge and agree that, in light of the substantial payments being made to you pursuant to this Agreement, strict compliance with this Section 10 will not interfere with your livelihood. In the event of a breach by you of this Section 9, you agree that (i) any payments otherwise due to you under this Agreement which have not yet been paid will be forfeited, and (ii) the Company shall have the right to demand and you shall have the obligation to pay back to the Company a pro-rata portion of the sums already paid to you under this Agreement as set forth in Section 5(a) hereof (where such pro-rata portion is determined by multiplying the sums already paid to you by a fraction where the numerator is the number of days remaining on the one year restriction set forth above at the time of such breach and the denominator is 365).

10.Nondisparagement.

a. You agree that at all times hereafter, you shall not make, or cause to be made, any public statement, observation or opinion that (i) accuses or implies that the Company or any of the Company’s senior executives engaged in any wrongful, unlawful or improper conduct, whether relating to your employment with the Company (or the termination thereof), the business or operations of the Company, or otherwise; or (ii) disparages, impugns or in any way reflects adversely upon the business or reputation of the Company or any of the Company’s senior executives. Nothing in this Section 10 shall preclude you from providing truthful testimony in response to a legal subpoena or as may otherwise be required by law.

b.The Company agrees that at all times hereafter, neither it, its affiliates or any of their officers (at the vice-president grade and above) shall make, or cause to be made, any public statement, observation or opinion that (i) accuses or implies that you engaged in any wrongful, unlawful or improper conduct, whether relating to your employment with the Company (or the termination thereof), the business or operations of the Company, or otherwise; or (ii) disparages, impugns or in any way reflects adversely upon your professional or personal reputation. Nothing in this Section 10 shall preclude the Company from providing truthful testimony in response to a legal subpoena or as may otherwise be required by law.

11.Miscellaneous.

a.Except as otherwise expressly set forth in this Separation Agreement, to the extent necessary to carry out the intentions of the parties hereunder, the respective rights and obligations of the parties hereunder shall survive any termination of your employment. In the event of your death prior to the completion of any payments required by this Separation Agreement, any such payments will be made to your estate.

b.Any notice or other communication required or permitted under this Separation Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or three days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed to the relevant party at the address provided for such party herein:

Executive:
[Address]

Company:
AXIS Specialty U.S. Services, Inc.
11680 Great Oaks Way, Suite 500

Alpharetta, GA 30022

Attention: General Counsel

Either party may change her or its designated address by written notification to the other, which notice shall be effective on the schedule set forth above.

c.This Separation Agreement and the General Release and Waiver (upon its execution as provided herein), constitute the entire agreement among you and the Company with respect to the termination of your employment with the Company, and they supersede and are in full substitution for any and all prior understandings or agreements with respect to such termination, including, without limitation, that certain Employment Agreement by and between John D. Nichols, Jr. and the Company effective January 1, 2015 and the letter agreement regarding your international assignment dated July 5, 2013, as amended September 23, 2015.

d.This Separation Agreement may be amended only by an instrument in writing signed by both you and the Company, and any provision hereof may be waived only by an instrument in writing signed by the party against whom or which enforcement of such waiver is sought. Any amendment to this Separation Agreement must comply with the requirements of Code Section 409A.

e.It is the desire and intent of the parties that the provisions of this Separation Agreement shall be enforced to the fullest extent permissible. In the event that any one or more of the provisions of this Separation Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder hereof will not in any way be affected or impaired thereby and any such provision or provisions will be enforced to the fullest extent permitted by law. Moreover, if any one or more of the provisions contained or incorporated in this Separation Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by modifying, limiting or reducing them so as to be enforceable to the maximum extent compatible with applicable law.

f.This Separation Agreement, and the provisions contained in it, shall not be construed or interpreted for, or against, any party to this Separation Agreement because that party drafted or caused that party's legal representatives to draft any of its provisions.

g.This Separation Agreement shall be governed by, and construed and enforced in accordance with, the laws of New York, without reference to its choice of law rules. The parties agree that any action or proceeding with respect to this Separation Agreement shall be brought exclusively in the Supreme Court of the State of New York, New York County, or in the United States District Court for the Southern District of New York, or in any other court of competent jurisdiction sitting in the State and County of New York, and the parties agree to the personal jurisdiction thereof. The parties hereby irrevocably waive any objection they may now or hereafter have to the laying of venue of any such action in such court(s), and further irrevocably waive any claim they may now or hereafter have that any such action brought in such court(s) has been brought in an inconvenient forum. The parties recognize that, if any dispute or controversy arising from or relating to this agreement is submitted for adjudication to any court, the preservation of the secrecy of confidential information or trade secrets may be jeopardized. Consequently, the parties agree that all issues of fact shall be tried without a jury.

h.You affirm and acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to execute and deliver this Separation Agreement, except for those set forth in or expressly referenced herein.

i.To the extent applicable, this Separation Agreement shall be administered in compliance with Internal Revenue Code Section 409A. Appendix A, incorporated into this Separation Agreement, contains additional information regarding Code Section 409A.

j.Your rights and obligations under this Separation Agreement are personal in nature and may not be assigned by you, except that your rights hereunder can be enforced by your estate. The Company’s rights and obligations under this Separation Agreement will inure to the benefit of, and be binding on, a successor of the Company. This Separation Agreement may be enforced by the Company’s successors and assigns.

[signatures appear on following page]

By the respective signatures below, you and the Company agree to the terms set forth in this Separation Agreement.

AXIS SPECIALTY U.S. SERVICES, INC.

By: /s/ John D. Nichols, Jr.	By: /s/ Noreen McMullan
John D. Nichols, Jr.                         Noreen McMullan
Chief Human Resources Officer

Enclosure: Exhibit A (General Release and Waiver)
Exhibit B (Schedule of Restricted Stock)
Exhibit C (Statement of Work)

Appendix A

Compliance with Section 409A of Internal Revenue Code.

Notwithstanding any provisions herein, you and the Company confirm that they understand and agree that it is possible that certain payments contemplated by this Agreement may be deemed by the appropriate authorities to be “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding any other provision of this Separation Agreement to the contrary, in the event that payment of nonqualified deferred compensation made pursuant to this Separation Agreement is based upon or attributable to your termination of employment and you are at the time of your termination a “Specified Employee” then any payment of nonqualified deferred compensation required to be made to you in the first six (6) months following your termination shall be deferred and paid in a lump sum to you on the date that is six (6) months and one day after the date of your “Separation from Service” within the meaning of Section 409A of the Code. You will be a “Specified Employee” for purposes of this Separation Agreement if, on the date of your Separation from Service, you are an individual who, under the method of determination adopted by the Company, is designated as, or within the category of employees deemed to be, a “specified employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Company shall determine in its sole discretion all matters relating to who is a “Specified Employee” and the application of and effects of the change in such determination. Notwithstanding any other provision of this Separation Agreement to the contrary, to the extent that any reimbursement of expenses constitutes nonqualified deferred compensation for purposes of Section 409A of the Code, such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year. The Company shall have no liability to you if this Agreement or any amounts paid or payable hereunder are subject to Section 409A of the Code or the additional tax thereunder. Although the Company does not guarantee the tax treatment of any payments under the Agreement, the intent of the parties is that the payments and benefits under this Agreement be exempt from, or comply with, Section 409A of the Code and to the maximum extent permitted by the agreement shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or its affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on Executive by Section 409A of the Code or damages for failing to comply with Section 409A of the Code.

Exhibit A

STATEMENT OF WORK

The Company desires that the following tasks be satisfactorily completed by you during the Notice Period and shall provide necessary resources and direction to you for their completion. You will concentrate your time and effort to the completion of the following:

Support and reinforcement the Company’s external and internal messaging related to the transition;

Assist the Interim Head of Reinsurance and other Reinsurance Leadership Group personnel with the orderly transition of current and in-process projects and initiatives, to include, but not limited to the following, in each case on an as-requested basis by the CEO or Interim Head of Reinsurance:

i.	Attest or confirm SOX or other regulatory compliance in connection with 2016 year-end financial results, or otherwise;

ii.	Assist with the orderly transition of the current pipeline of transactions/projects, as requested by the CEO or the Interim Head of Reinsurance;

iii.	Assist with the transition of external relationships/contacts for which you had primary or significant responsibility CEO or the Interim Head of Reinsurance.

Adherence to the duties and obligations set forth in the AXIS Code of Business Conduct, AXIS Employee Handbook, AXIS End User IT Policy, AXIS Insider Trading Policy and AXIS Travel and Expense Policy;

If and as requested by the CEO in writing, provide a periodic status update as to the status of the transition activities;

Exhibit B

GENERAL RELEASE AND WAIVER

In consideration of the payment by AXIS Specialty U.S. Services, Inc. (the “Company”) to or for the benefit of John D. Nichols, Jr. of the payments and benefits set forth in that certain Notice of Resignation and Separation Agreement by and between John D. Nichols, Jr. (“Executive”) and the Company dated February 27, 2017 (“Separation Agreement”), and in compliance with the terms of the Separation Agreement, Executive hereby makes and delivers to the Company this General Release and Waiver (“Release”) as set forth herein:
Release of All Claims
Executive voluntarily, knowingly and willingly on behalf of himself, his heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally release the Company, its parents, their subsidiaries, divisions and affiliates, together with their respective owners, assigns, agents, directors, partners, officers, employees, consultants, shareholders, attorneys and representatives, and any of their predecessors and successors and each of their estates, heirs and assigns (collectively, the "Company Releasees") from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, which he or his heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) against the Company or any of the other Company Releasees by reason of any matter, cause or thing whatsoever arising on or before the date this General Release and Waiver is executed by Executive. In addition, this Release includes, without limitation, any rights or claims relating in any way to any and all employment relationships between Executive and the Company or any of the Company Releasees, or the termination thereof, arising under the Employment Act 2000 of Bermuda, the Human Rights Act 1981 of Bermuda, Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, The Employee Retirement Income Security Act of 1974 ("ERISA") (except for any vested benefits under any tax qualified benefit plan), The Immigration Reform and Control Act, The Americans with Disabilities Act of 1990, The Age Discrimination in Employment Act of 1967 (“ADEA”), The Workers Adjustment and Retraining Notification Act, The Fair Credit Reporting Act, New York State Human Rights Law, New York Human Rights Law, New York Rights of Persons With Disabilities, New York Confidentiality of Records of Genetic Tests, New York Whistleblower Law, New York Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim, New York Adoptive Parents’ Child Care Leave Law, New York Smokers’ Rights Law, New York Equal Pay Law, New York AIDS Testing Confidentiality Act, New York Nondiscrimination Against Genetic Disorders Law, New York Bone Marrow Leave Law, New York Equal Rights Law, New York Confidentiality of Records of Genetic Tests, New York Executive Law Section 290 et seq., The New York State Labor Relations Act, the general regulations of the New York State Division of Human Rights, The New York Labor Law, The New York Wage Hour and Wage Payment Laws, The New York Minimum Wage Law, as amended, The New York City Administrative Code, New York State Public Employee Safety and Health Act, New York Executive Law §290 et seq., the New York City Charter and Administrative Code, New York Labor Law §740 et seq., the New York Legal Activities Law, New York Labor Law §201-d, the New York occupational safety and health laws, the New Jersey Law Against Discrimination - N.J. Rev. Stat. §10:5-1 et seq,, New Jersey Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim - N.J. Rev. Stat. §34:15-39.1 et seq., New Jersey Family Leave Act - N.J. Rev. Stat. §34:11B-1 et seq., New Jersey Smokers’ Rights Law - N.J. Rev. Stat. §34:6B-1 et seq., New Jersey Equal Pay Act - N.J. Rev. Stat. §34:11-56.1 et seq., New Jersey Genetic Privacy Act - N.J. Rev. Stat. Title 10, Ch. 5, §10:5-43 et seq., New Jersey Conscientious Employee Protection Act (Whistleblower

Protection) - N.J. Stat. Ann. §34:19-3 et seq., New Jersey Wage Payment and Work Hour Laws, The New Jersey Public Employees’ Occupational Safety and Health Act- N.J. Stat. Ann. §34:6A-25 et seq., New Jersey Fair Credit Reporting Act, and the New Jersey laws regarding Political Activities of Employees, Lie Detector Tests, Jury Duty, Employment Protection, and Discrimination, and any other federal, state or local law, statute, rule, regulation, or ordinance, any public policy, contract, tort, or common law whether of any state in the United States or Bermuda; or any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters. Notwithstanding anything in this Release to the contrary, Executive is not waiving, and shall not be deemed to have waived, any entitlements under the terms of the Separation Agreement, the Company’s Bye-Laws or the applicable terms of any other agreement, plan or program of the Company or its affiliates that survive a termination of employment.
Acknowledgements and Affirmations
Executive affirms and agrees that the Company has fulfilled all of its obligations to him under Bermudan, Swiss, U.S. and New York employment laws, including without limitation the Bermudan Employment Act 2000 as may be amended from time to time, and has not violated his rights under such employment laws. Executive affirms and acknowledges that the payments, that are referenced in this Release fully, fairly and finally compensate him for any and all monies that may be due or become to him under any such laws in connection with his employment or termination of his employment, including without limitation any severance allowance or repatriation expenses.
By signing this Release, Executive represents that Executive has not commenced or joined in any claim, charge, action or proceeding whatsoever against the Company or any of the Company Releasees with respect to the matters released hereby. Executive further represents that he will not be entitled to any personal recovery in any action or proceeding of any nature whatsoever against the Company or any of the other Company Releasees that may be commenced on his behalf arising out of any of the matters released hereby.
Executive also affirms that he has been paid and/or has received all compensation, wages, bonuses and/or commissions to which he may be entitled prior to the date hereof except as expressly provided in, or preserved by, this Release and the Separation Agreement. Executive affirms he has been granted any leave to which he was entitled under the Employment Act 2000 of Bermuda, the Family and Medical Leave Act or similar Bermuda, Swiss, U.S., state or local leave or disability accommodation laws. Executive further affirms that he has no unreported workplace injuries or occupational diseases.
Return and Possession of Property
Executive affirms that he has returned all of the Company’s property, documents, and/or any confidential information in his possession or control to which he is not entitled.
No Admission by Company
The Company's acceptance and acknowledgement of this Release and the payments and benefits set forth herein are not, and shall not be construed as, any admission of liability or wrongdoing on the part of the Company or any of the Company Releasees.
Revocation Rights
EXECUTIVE IS ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS GENERAL RELEASE AND WAIVER. EXECUTIVE ALSO IS ADVISED TO

CONSULT WITH AN ATTORNEY PRIOR TO HIS SIGNING OF THIS GENERAL RELEASE AND WAIVER.
EXECUTIVE MAY REVOKE THIS GENERAL RELEASE AND WAIVER FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY HE SIGNS THIS AGREEMENT AND GENERAL RELEASE. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO THE AXIS GENERAL COUNSEL AND STATE, "I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT AND GENERAL RELEASE." THE REVOCATION MUST BE PERSONALLY DELIVERED TO THE GENERAL COUNSEL OR HIS/HER DESIGNEE, OR MAILED TO THE GENERAL COUNSEL AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EXECUTIVE SIGNS THIS AGREEMENT AND GENERAL RELEASE.
EXECUTIVE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.
EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST RELEASEES.
Descriptive Headings
The Section headings contained herein are for reference purposes only and will not in any way affect the meaning or interpretation of this Release.
Enforceability
It is the desire and intent of the parties that the provisions of this General Release and Waiver shall be enforced to the fullest extent permissible. In the event that any one or more of the provisions of this General Release and Waiver is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder hereof will not in any way be affected or impaired thereby and any such provision or provisions will be enforced to the fullest extent permitted by law.
Each Party the Drafter
This General Release and Waiver, and the provisions contained in it, shall not be construed or interpreted for, or against, any party to this General Release and Waiver because that party drafted or caused that party's legal representatives to draft any of its provisions.
Governing Law
This General Release and Waiver shall be governed by, and construed and enforced in accordance with, the laws of New York, without reference to its choice of law rules. The parties hereby irrevocably consent to the jurisdiction of New York and courts located in New York, New York for purposes of resolving any dispute under this General Release and Waiver and expressly waive any objections as to venue in any such courts.

Whistleblowing Claims
Nothing in this General Release prohibits or prevents Executive from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board or a similar agency enforcing federal, state or local anti-discrimination laws. However, to the maximum extent permitted by law, Executive agrees that if such an administrative claim is made to such an anti-discrimination agency, Executive shall not be entitled to recover any individual monetary relief or other individual remedies. In addition, nothing in this Agreement, including but not limited to the release of claims nor the confidentiality clauses, prohibits Executive from: (1) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration. Moreover, nothing in this General Release and Waiver prohibits or prevents Executive from receiving individual monetary awards or other individual relief by virtue of participating in such federal whistleblower programs.
No Other Assurances
Executive affirms and acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to execute and deliver this General Release and Waiver, except for those set forth in or expressly referenced herein.
Now therefore, intending to be fully and irrevocably bound by the terms hereof, Executive has executed this General Release and Waiver and has delivered it to AXIS Capital Holdings Limited as of this ___ day of     ___________, 2017.

Executed and delivered by:             Accepted by:

AXIS SPECIALTY U.S. SERVICES, INC.

By:    ____________________________ By:     ______________________________
Executive

Exhibit C

Severance Benefit	Amount and Payment Timing (Subject to Timely Execution of Release)
An amount equal to one year’s Base Salary at the rate in effect immediately prior to the Separation Date.	$900,000
An amount equal to the 2017 annual bonus that Executive would have been entitled to receive for 2017 had he remained employed, calculated as if all targets were met.	$1,125,000
An amount equal to the 2017 annual bonus that Executive would have been entitled to receive for 2017, calculated as if all targets were met, prorated based on the number of days Executive was employed in 2017 divided by 365.	$277,397
Payment of Executive’s COBRA premiums for continuation coverage under the Company’s group health plans until the earlier of (i) twelve (12) months from the Separation Date, or (ii) the date upon which Executive ceases to be eligible for COBRA continuation coverage under applicable law and the terms of the applicable policies. Executive agrees to notify the Company in the event that he obtain coverage with another employer group health plan that does not contain any exclusions or limitations with respect to any pre-existing condition, or if he becomes entitled to Medicare benefits.
$28,000 (equivalent to 12 months coverage, payable in a single payment).
Additional Consideration Payment	$500,000
Provided the executive remains in full compliance with the obligations set forth in Sections 7 -10 of the Employment Agreement, all outstanding and unvested restricted stock units shall vest on the Departure Date.

Provided the Executive leaves within 90 days of receiving notice of termination of employment, the cost of returning the Executive and his belongings in the United States, which includes (i) the cost of packing, shipping (up to one 20 foot container and 250 lbs air shipment) and insuring personal and household effects and (ii) unpacking ordinary household goods.
$75,000 (equal to three (3) months additional housing allowance at the current contractual rate).

C-1

Exhibit D

AXIS Share Price as of February 8, 2017	$67.52
Award Number	Award Date	Award Type	Vest Date	Unvested Share Amount	Value of Unvested Shares
A2845 (1)	3/1/2014	PSU	3/1/2017	23,685	$1,599,211	Vest Prior to Departure
A788	2/4/2013	RSU	2/4/2017	10,000	$675,200	Vest Prior to Departure
A2241	3/1/2014	RSU	3/1/2017	3,947	$266,501	Vest Prior to Departure
A3610	3/1/2015	RSU	3/1/2017	3,070	$207,286	Vest Prior to Departure
A4403	3/1/2016	RSU	3/1/2017	3,252	$219,575	Vest Prior to Departure
Subtotal	43,954	$2,967,774
A2241	3/1/2014	RSU	3/1/2018	3,948	$266,569
A3610	3/1/2015	RSU	3/1/2018	3,069	$207,219
A4403	3/1/2016	RSU	3/1/2018	3,253	$219,643
2017 RSU Award	3/1/2017	RSU	3/1/2018	3,144	$212,283
A3627	3/1/2015	PSU	3/1/2018	13,642	$921,108
A3610	3/1/2015	RSU	3/1/2019	3,070	$207,286
A4403	3/1/2016	RSU	3/1/2019	3,253	$219,643
2017 RSU Award	3/1/2017	RSU	3/1/2019	3,144	$212,283
A4421	3/1/2016	PSU	3/1/2019	13,011	$878,503
A4403	3/1/2016	RSU	3/1/2020	3,253	$219,643
2017 RSU Award	3/1/2017	RSU	3/1/2020	3,144	$212,283
2017 PSU Award	3/1/2017	PSU	3/1/2020	10,935	$738,331
2017 RSU Award	3/1/2017	RSU	3/1/2021	3,144	$212,283
Subtotal (PSUs at Target)	70,010	$4,727,075
Footnotes:
2014 PSU reflects 150% payout. Target award is 15,790. D-1